RBC Capital Markets®	Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-163632

Final Pricing Supplement Dated March 26, 2010 to the Product Prospectus Supplement ERN-ETF-1 Dated January 12, 2010, Prospectus Dated January 11, 2010, and Prospectus Supplement Dated January 11, 2010	$ 3,025,000 Buffered Bullish Digital Notes Linked to a Basket of Exchange Traded Funds, Due September 30, 2011 Royal Bank of Canada

Royal Bank of Canada is offering the Buffered Bullish Digital Notes (the “Notes”) linked to the performance of an equally weighted Basket consisting of two ETFs: iShares® MSCI Brazil Index Fund and iShares® FTSE/Xinhua China 25 Index Fund.

The CUSIP number for the Notes is 78008HB90. The Notes provide a 16.75% return if the Percentage Change of the Basket is positive. The Notes do not pay interest, and investors are subject to one-for-one loss of the principal amount of the Notes for any decrease in the value of the Basket of more than 15% between the Pricing Date and the Valuation Date. Any payments on the Notes are subject to our credit risk.

Issue Date: March 31, 2010

The Notes will not be listed on any U.S. securities exchange.

Investing in the Notes involves a number of risks. See “Risk Factors” beginning on page S-1 of the prospectus supplement dated January 11, 2010, and “Additional Risk Factors Specific to the Notes” beginning on page PS-4 of the product prospectus supplement dated January 12, 2010.

The Notes will not constitute deposits insured by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation (the “FDIC”) or any other Canadian or U.S. government agency or instrumentality.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Note	Total
Price to public	100%	$3,025,000
Underwriting discounts and commissions	2%	$ 60,500
Proceeds to Royal Bank of Canada	98%	$2,964,500

The price at which you purchase the Notes includes hedging costs and profits that Royal Bank or its affiliates expect to incur or realize.  These costs and profits will reduce the secondary market price, if any secondary market develops, for the Notes.  As a result, you may experience an immediate and substantial decline in the market value of your Notes on the Issue Date.

RBC Capital Markets Corporation, which we refer to as RBCCM, acting as agent for Royal Bank of Canada, received a commission of $20.00 per $1,000 in Principal Amount of the Notes and a portion of that commission was used to allow selling concessions to other dealers of $20.00 per $1,000 in Principal Amount of the Notes. The price of the Notes also included a profit of $2.50 per $1,000 in Principal Amount of the Notes earned by Royal Bank of Canada in hedging its exposure under the Notes. The total of the commission received by RBCCM, which includes concessions to be allowed to other dealers, and the hedging profits of Royal Bank of Canada, was $22.50 per $1,000 in Principal Amount of the Notes.

We may use this pricing supplement in the initial sale of the Notes.  In addition, RBC Capital Markets Corporation or another of our affiliates may use this pricing supplement in a market-making transaction in the Notes after their initial sale.  Unless we or our agent informs the purchaser otherwise in the confirmation of sale, this pricing supplement is being used in a market-making transaction.

RBC Capital Markets Corporation

Buffered Bullish Digital Notes Linked to a Basket of Exchange Traded Funds, Due September 30, 2011

SUMMARY

The information in this “Summary” section is qualified by the more detailed information set forth in this pricing supplement, the product prospectus supplement, the prospectus supplement, and the prospectus.

Issuer:	Royal Bank of Canada (“Royal Bank”)

Issue:	Senior Global Medium-Term Notes, Series D

Underwriter:	RBC Capital Markets Corporation

Reference Asset:	The Notes are linked to the value of an equally weighted basket (the “Basket”) of two exchange traded funds (each, a “Basket Component,” collectively, the “Basket Components”).

	Basket Component	Bloomberg Ticker	Component Weight

	iShares® MSCI Brazil Index Fund	EWZ	50%

	iShares® FTSE/Xinhua China 25 Index Fund	FXI	50%

Currency:	U.S. Dollars

Minimum Investment:	$1,000 and minimum denominations of $1,000 in excess thereof

Pricing Date:	March 26, 2010

Issue Date:	March 31, 2010

CUSIP:	78008HB90

Valuation Date:	September 27, 2011

Digital Coupon:	16.75%

Payment at Maturity (if held to maturity):	If, on the Valuation Date, the Percentage Change is positive, then the investor will receive an amount per $1,000 principal amount per Note equal to:
Principal Amount + (Principal Amount × Digital Coupon)

If, on the Valuation Date, the Percentage Change is less than or equal to 0%, but not by more than the Buffer Percentage (that is, the Percentage Change is between zero and -15%), then the investor will receive the principal amount only.

If, on the Valuation Date, the Percentage Change is negative, by more than the Buffer Percentage (that is, the Percentage Change is between -15.01% and -100%), then the investor will receive a cash payment equal to:

Principal Amount + [Principal Amount x (Percentage Change + Buffer Percentage)]

Percentage Change:
Percentage Change will equal an amount, expressed as a percentage and rounded to two decimal places, equal to the sum of the Weighted Component Changes for the Basket Components. The "Weighted Component Change" for each Basket Component will be determined as follows:

Initial Level:	EWZ: 70.41; FXI: 40.83

RBC Capital Markets Corporation

Buffered Bullish Digital Notes Linked to a Basket of Exchange Traded Funds, Due September 30, 2011

Final Level:	The closing price per share of a Basket Component on the Valuation Date.

Buffer Percentage:	15%

Buffer Level:	85% of the Initial Level

Maturity Date:	September 30, 2011, subject to extension for market and other disruptions, as described in the product prospectus supplement.

Term:	Eighteen (18) months

Principal at Risk:
The Notes are NOT principal protected.  You may lose a substantial portion of your principal amount at maturity if there is a decrease in the closing price per share of one or both Basket Components from the Pricing Date to the Valuation Date.

Calculation Agent:	RBC Capital Markets Corporation

U.S. Tax Treatment:
By purchasing a Note, each holder agrees (in the absence of a change in law, an administrative determination or a judicial ruling to the contrary) to treat the Note as a pre-paid cash-settled derivative contract for U.S. federal income tax purposes.  However, the U.S. federal income tax consequences of your investment in the Notes are uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different from that described in the preceding sentence.  Please see the discussion (including the opinion of our counsel Morrison & Foerster LLP) in the product prospectus supplement dated January 12, 2010 under “Supplemental Discussion of U.S. Federal Income Tax Consequences,” which applies to the Notes.

Secondary Market:
RBC Capital Markets Corporation (or one of its affiliates), though not obligated to do so, plans to maintain a secondary market in the Notes after the Issue Date.  The amount that you may receive upon sale of your Notes prior to maturity may be less than the principal amount of your Notes.

Listing:	The Notes will not be listed on any securities exchange.

Clearance and Settlement:
DTC global (including through its indirect participants Euroclear and Clearstream, Luxembourg as described under “Description of Debt Securities—Ownership and Book-Entry Issuance” in the prospectus dated January 11, 2010).

Terms Incorporated in the Master Note:
All of the terms appearing above the item captioned “Secondary Market” on page p-2 of this pricing supplement and the terms appearing under the caption “General Terms of the Notes” in the product prospectus supplement dated January 12, 2010, as modified by this pricing supplement.

RBC Capital Markets Corporation

Buffered Bullish Digital Notes Linked to a Basket of Exchange Traded Funds, Due September 30, 2011

ADDITIONAL TERMS OF YOUR NOTES

You should read this pricing supplement together with the prospectus dated January 11, 2010, as supplemented by the prospectus supplement dated January 11, 2010 and the product prospectus supplement dated January 12, 2010, relating to our Senior Global Medium-Term Notes, Series D, of which these Notes are a part. Capitalized terms used but not defined in this pricing supplement will have the meanings given to them in the product prospectus supplement. In the event of any conflict, this pricing supplement will control.  The Notes vary from the terms described in the product prospectus supplement in several important ways.  You should read this pricing supplement carefully.

This pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the prospectus supplement dated January 11, 2010 and “Additional Risk Factors Specific to the Notes” in the product prospectus supplement dated January 12, 2010, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes. You may access these documents on the Securities and Exchange Commission (the “SEC”) website at www.sec.gov as follows (or if that address has changed, by reviewing our filings for the relevant date on the SEC website):

Prospectus dated January 11, 2010:
http://www.sec.gov/Archives/edgar/data/1000275/000121465910000063/m18100424b3.htm

Prospectus Supplement dated January 11, 2010:
http://www.sec.gov/Archives/edgar/data/1000275/000121465910000064/f17102424b3.htm

Product Prospectus Supplement ERN-ETF-1 dated January 12, 2010:
http://www.sec.gov/Archives/edgar/data/1000275/000121465910000106/c112102424b5.htm

Our Central Index Key, or CIK, on the SEC website is 1000275.  As used in this pricing supplement, the “Company,” “we,” “us,” or “our” refers to Royal Bank of Canada.

RBC Capital Markets Corporation

Buffered Bullish Digital Notes Linked to a Basket of Exchange Traded Funds, Due September 30, 2011

HYPOTHETICAL RETURNS

The examples set out below are included for illustration purposes only. The hypothetical Percentage Change of the Basket used to illustrate the calculation of the Payment at Maturity are not estimates or forecasts of the Initial Level, the Final Level or the closing price per share of any Basket Component on the Valuation Date or on any trading day prior to the Maturity Date. All examples are based upon the Buffer Percentage of 15% (the Buffer Level is 85% of the Initial Level), the Digital Coupon of 16.75%, and assume that a holder purchased Notes with an aggregate principal amount of $1,000, and that no market disruption event has occurred on the Valuation Date.

Example 1—	Calculation of the Payment at Maturity where the Percentage Change is positive.

	Percentage Change:	5%

	Payment at Maturity:	$1,000 + ($1,000 x 16.75%) = $1,000 + $167.50 = $1,167.50

	On a $1,000 investment, a 5% Percentage Change results in a Payment at Maturity of $1,167.50, a 16.75% return on the Notes.

Example 2—	Calculation of the Payment at Maturity where the Percentage Change is positive.

	Percentage Change:	47%

	Payment at Maturity:	$1,000 + ($1,000 x 16.75%) = $1,000 + $167.50 = $1,167.50

	On a $1,000 investment, a 47% Percentage Change results in a Payment at Maturity of $1,167.50, a 16.75% return on the Notes.

Example 3—	Calculation of the Payment at Maturity where the Percentage Change is negative (but not by more than the Buffer Percentage).

	Percentage Change:	-8%

	Payment at Maturity:	At maturity, if the Percentage Change is negative BUT not by more than the Buffer Percentage, then the Payment at Maturity will equal the principal amount.

	On a $1,000 investment, a -8% Percentage Change results in a Payment at Maturity of $1,000, a 0% return on the Notes.

Example 4—	Calculation of the Payment at Maturity where the Percentage Change is negative (by more than the Buffer Percentage).

	Percentage Change:	-20%

	Payment at Maturity:	$1,000 + [$1,000 x (-20% + 15%)] = $1,000 - $50 = $950

	On a $1,000 investment, a -20% Percentage Change results in a Payment at Maturity of $950, a -5% return on the Notes.

RBC Capital Markets Corporation

Buffered Bullish Digital Notes Linked to a Basket of Exchange Traded Funds, Due September 30, 2011

INFORMATION REGARDING THE BASKET COMPONENTS

We have derived the following information from publicly available documents, including documents prepared by iShares, a registered investment company. We make no representation or warranty as to the accuracy or completeness of the following information. We are not affiliated with the Basket Components and iShares and the Basket Components will have no obligations with respect to the Notes. This pricing supplement relates only to the Notes and does not relate to the shares of the Basket Components or securities in the MSCI Brazil Index or the FTSE/Xinhua China 25 Index (each, an “Underlying Index,” collectively, the “Underlying Indices”). Neither we nor RBC Capital Markets Corporation participates in the preparation of the publicly available documents described below. Neither we nor RBC Capital Markets Corporation has made any due diligence inquiry with respect to the Basket Components in connection with the offering of the Notes. There can be no assurance that all events occurring prior to the date of this pricing supplement, including events that would affect the accuracy or completeness of the publicly available documents described below, that would affect the trading prices of the shares of the Basket Components have been or will be publicly disclosed. Subsequent disclosure of any events or the disclosure of or failure to disclose material future events concerning the Basket Components could affect the value of the shares of the Basket Components on the Valuation Date and therefore could affect the Payment at Maturity.

iShares consists of numerous separate investment portfolios, including the Basket Components. Each Basket Component seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of its Underlying Index. A Basket Component typically earns income dividends from securities included in its Underlying Index. These amounts, net of expenses and taxes (if applicable), are passed along to that Basket Component’s shareholders as “ordinary income.” In addition, a Basket Component realizes capital gains or losses whenever it sells securities. Net long-term capital gains are distributed to shareholders as “capital gain distributions.” However, because your Notes are linked only to the share prices of the Basket Components, you will not be entitled to receive income, dividend, or capital gain distributions from the Basket Components or any equivalent payments.

Information provided to or filed with the SEC by iShares under the Securities Act of 1933 and the Investment Company Act of 1940 as to the Basket Components can be located at the SEC’s facilities or through the SEC’s Website by reference to SEC file numbers 033-97598 and 811-09102, respectively.  We make no representation or warranty as to the accuracy or completeness of the information or reports.

The selection of the Basket Components is not a recommendation to buy or sell the shares of the Basket Components. Neither we nor any of our affiliates make any representation to you as to the performance of the shares of the Basket Components.

The shares of the iShares® MSCI Brazil Index Fund trade on NYSE Arca under the symbol “EWZ”. The shares of the iShares® FTSE/Xinhua China 25 Index Fund trade on NYSE Arca under the symbol “FXI”.

 “iShares®” is a registered mark of Barclays Global Investors, N.A. (“BGI”).  BGI has licensed certain trademarks and trade names of BGI for our use. The Notes are not sponsored, endorsed, sold, or promoted by BGI, its affiliate, BGFA, or by the iShares® Funds. Neither BGI, BGFA, nor the iShares® Funds make any representations or warranties to the owners of the Notes or any member of the public regarding the advisability of investing in the Notes. Neither BGI, BGFA, nor the iShares® Funds shall have any obligation or liability in connection with the registration, operation, marketing, trading, or sale of the Notes or in connection with our use of information about the iShares® Funds.

MSCI Brazil Index

The disclosures contained in this pricing supplement regarding the MSCI Brazil Index including, without limitation, its make up, method of calculation, and changes in its components, have been derived from publicly available sources, including Bloomberg Financial Markets. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg Financial Markets. The information reflects the policies of, and is subject to change by MSCI. MSCI has no obligation to continue to publish, and may discontinue publication of, the MSCI Brazil Index.

RBC Capital Markets Corporation

Buffered Bullish Digital Notes Linked to a Basket of Exchange Traded Funds, Due September 30, 2011

The MSCI Brazil Index is a free float-adjusted market capitalization index of publicly traded securities in the Brazilian market as listed on the Bolsa de Valores de Sao Paulo. The MSCI Brazil Index is reported by Bloomberg L.P. under the ticker symbol “MXBR”. The MSCI Brazil Index is published in real time every 60 seconds during market trading hours. The MSCI Brazil Index has a base date of December 31, 1987, an initial value of 100, and is calculated in U.S. dollars.

The MSCI Brazil Index is part of the MSCI Equity Indices series and is an MSCI Global Investable Market Index, which is an index family within the MSCI International Equity Indices. MSCI aims to include in its indices 85% of the free float−adjusted market capitalization in each industry sector, within each country included in an index.

General - MSCI Indices

MSCI provides global equity indices intended to measure equity performance in international markets and the MSCI International Equity Indices are designed to serve as global equity performance benchmarks. In constructing these indices, MSCI applies its index construction and maintenance methodology across developed, emerging, and frontier markets.

MSCI enhanced the methodology used in its MSCI International Equity Indices. The MSCI Standard and MSCI Small Cap Indices, along with the other MSCI equity indices based on them, transitioned to the global investable market indices methodology described below. The transition was completed at the end of May 2008. The Enhanced MSCI Standard Indices are composed of the MSCI Large Cap and Mid Cap Indices. The MSCI Global Small Cap Index transitioned to the MSCI Small Cap Index resulting from the Global Investable Market Indices methodology and contains no overlap with constituents of the transitioned MSCI Standard Indices. Together, the relevant MSCI Large Cap, Mid Cap, and Small Cap Indices will make up the MSCI investable market index for each country, composite, sector, and style index that MSCI offers.

Constructing the MSCI Global Investable Market Indices. MSCI undertakes an index construction process, which involves:

•	defining the equity universe;

•	determining the market investable equity universe for each market;

•	determining market capitalization size segments for each market;

•	applying index continuity rules for the MSCI Standard Index;

•	creating style segments within each size segment within each market; and

•	classifying securities under the Global Industry Classification Standard (the “GICS”).

Defining the Equity Universe. The equity universe is defined by:

•
Identifying Eligible Equity Securities: the equity universe initially looks at securities listed in any of the countries in the MSCI Global Index Series, which will be classified as either Developed Markets (“DM”) or Emerging Markets (“EM”). All listed equity securities, or listed securities that exhibit characteristics of equity securities, except mutual funds, ETFs, equity derivatives, limited partnerships, and most investment trusts, are eligible for inclusion in the equity universe. Real Estate Investment Trusts (“REITs”) in some countries and certain income trusts in Canada are also eligible for inclusion.

•	Classifying Eligible Securities into the Appropriate Country: each company and its securities (i.e., share classes) are classified in only one country.

Determining the Market Investable Equity Universes. A market investable equity universe for a market is derived by applying investability screens to individual companies and securities in the equity universe that are classified in that market. A market is equivalent to a single country, except in DM Europe, where all DM countries in Europe are aggregated into a single market for index construction purposes. Subsequently, individual DM Europe country indices within the MSCI Europe Index are derived from the constituents of the MSCI Europe Index under the global investable market indices methodology.

RBC Capital Markets Corporation

Buffered Bullish Digital Notes Linked to a Basket of Exchange Traded Funds, Due September 30, 2011

The investability screens used to determine the investable equity universe in each market are as follows:

•
Equity Universe Minimum Size Requirement: this investability screen is applied at the company level. In order to be included in a market investable equity universe, a company must have the required minimum full market capitalization.

•
Equity Universe Minimum Free Float−Adjusted Market Capitalization Requirement: this investability screen is applied at the individual security level. To be eligible for inclusion in a market investable equity universe, a security must have a free float−adjusted market capitalization equal to or higher than 50% of the equity universe minimum size requirement.

•
DM and EM Minimum Liquidity Requirement: this investability screen is applied at the individual security level. To be eligible for inclusion in a market investable equity universe, a security must have adequate liquidity. The twelve-month and three-month Annual Traded Value Ratio (“ATVR”), a measure that screens out extreme daily trading volumes and takes into account the free float−adjusted market capitalization size of securities, together with the three-month frequency of trading are used to measure liquidity. In the calculation of the ATVR, the trading volumes in depository receipts associated with that security, such as ADRs or GDRs, are also considered. A minimum liquidity level of 20% of three- and twelve-month ATVR and 90% of three-month frequency of trading over the last four consecutive quarters are required for inclusion of a security in a market investable equity universe of a DM, and a minimum liquidity level of 15% of three- and twelve-month ATVR and 80% of three-month frequency of trading over the last four consecutive quarters are required for inclusion of a security in a market investable equity universe of an EM.

•
Global Minimum Foreign Inclusion Factor Requirement: this investability screen is applied at the individual security level. To be eligible for inclusion in a market investable equity universe, a security’s Foreign Inclusion Factor (“FIF”) must reach a certain threshold. The FIF of a security is defined as the proportion of shares outstanding that is available for purchase in the public equity markets by international investors. This proportion accounts for the available free float of and/or the foreign ownership limits applicable to a specific security (or company). In general, a security must have an FIF equal to or larger than 0.15 to be eligible for inclusion in a market investable equity universe.

•
Minimum Length of Trading Requirement: this investability screen is applied at the individual security level. For an initial public offering (“IPO”) to be eligible for inclusion in a market investable equity universe, the new issue must have started trading at least four months before the implementation of the initial construction of the index or at least three months before the implementation of a semi−annual index review (as described below). This requirement is applicable to small new issues in all markets. Large IPOs are not subject to the minimum length of trading requirement and may be included in a market investable equity universe and the Standard Index outside of a Quarterly or Semi−Annual Index Review.

Defining Market Capitalization Size Segments for Each Market. Once a market investable equity universe is defined, it is segmented into the following size−based indices:

•	Investable Market Index (Large + Mid + Small);

•	Standard Index (Large + Mid);

•	Large Cap Index;

•	Mid Cap Index; or

•	Small Cap Index.

Creating the size segment indices in each market involves the following steps:

•	defining the market coverage target range for each size segment;

•	determining the global minimum size range for each size segment;

RBC Capital Markets Corporation

Buffered Bullish Digital Notes Linked to a Basket of Exchange Traded Funds, Due September 30, 2011

•	determining the market size−segment cutoffs and associated segment number of companies;

•	assigning companies to the size segments; and

•	applying final size−segment investability requirements.

Index Continuity Rules for the Standard Indices. In order to achieve index continuity, as well as to provide some basic level of diversification within a market index, and notwithstanding the effect of other index construction rules described in this section, a minimum number of five constituents will be maintained for a DM Standard Index and a minimum number of three constituents will be maintained for an EM Standard Index.

Creating Style Indices within Each Size Segment. All securities in the investable equity universe are classified into value or growth segments using the MSCI Global Value and Growth methodology.

Classifying Securities under the Global Industry Classification Standard. All securities in the global investable equity universe are assigned to the industry that best describes their business activities. To this end, MSCI has designed, in conjunction with Standard & Poor’s, the GICS. Under the GICS, each company is assigned to one sub−industry according to its principal business activity. Therefore, a company can belong to only one industry grouping at each of the four levels of the GICS.

Index Maintenance

The MSCI Global Investable Market Indices are maintained with the objective of reflecting the evolution of the underlying equity markets and segments on a timely basis, while seeking to achieve index continuity, continuous investability of constituents and replicability of the indices, and index stability and low index turnover. In particular, index maintenance involves:

(i)    Semi−Annual Index Reviews (“SAIRs”) in May and November of the Size Segment and Global Value and Growth Indices which include:

•	updating the indices on the basis of a fully refreshed equity universe;

•	taking buffer rules into consideration for migration of securities across size and style segments; and

•	updating FIFs and Number of Shares (“NOS”).

(ii)   Quarterly Index Reviews (“QIRs”) in February and August of the Size Segment Indices aimed at:

•	including significant new eligible securities (such as IPOs that were not eligible for earlier inclusion) in the index;

•	allowing for significant moves of companies within the Size Segment Indices, using wider buffers than in the SAIR; and

•	reflecting the impact of significant market events on FIFs and updating NOS.

(iii)  Ongoing Event−Related Changes: changes of this type are generally implemented in the indices as they occur. Significantly large IPOs are included in the indices after the close of the company’s tenth day of trading.

Neither we nor RBC Capital Markets Corporation accepts any responsibility for the calculation, maintenance, or publication of, or for any error, omission, or disruption in, the Index or any successor to the MSCI Brazil Index.

RBC Capital Markets Corporation

Buffered Bullish Digital Notes Linked to a Basket of Exchange Traded Funds, Due September 30, 2011

The FTSE/Xinhua China 25 Index

All information in this pricing supplement regarding the FTSE/Xinhua China 25 Index, including, without limitation, its make-up, method of calculation and changes in its components, is derived from publicly available information.  Such information reflects the policies of, and is subject to change by, FTSE Xinhua Index Limited or any of its affiliates (the “FTSE/Xinhua China 25 Index Sponsor”).  The FTSE/Xinhua China 25 Index Sponsor owns the copyright and all other rights to the FTSE/Xinhua China 25 Index.  The FTSE/Xinhua China 25 Index Sponsor has no obligation to continue to publish, and may discontinue publication of, the FTSE/Xinhua China 25 Index.  We do not assume any responsibility for the accuracy or completeness of such information.  Historical performance of the FTSE/Xinhua China 25 Index is not an indication of future performance.  Future performance of the FTSE/Xinhua China 25 Index may differ significantly from historical performance, either positively or negatively.

The FTSE/Xinhua China 25 Index is designed to represent the performance of the mainland Chinese market that is available to international investors. The FTSE/Xinhua China 25 Index is quoted in Hong Kong Dollars (“HKD”) and currently is based on the 25 largest and most liquid Chinese stocks (called “H” shares and “Red Chip” shares) that are listed and traded on the Hong Kong Stock Exchange (“HKSE”). “H” shares are securities of companies incorporated in the People’s Republic of China (the “PRC”) and listed on the HKSE. “H” shares can only be traded by Chinese investors under the Qualified Domestic Institutional Investors scheme (QDII) or international investors, who are not citizens of the PRC. “Red Chip” shares are securities of companies incorporated outside of the PRC that trade on the HKSE, which are substantially owned directly or indirectly by the Chinese government and have the majority of their sales revenue or operating assets derived from mainland China.

The FTSE/Xinhua China 25 Index is reported by Bloomberg L.P. under the ticker symbol “XIN0I”.

“FTSE®” is a trademark jointly owned by the London Stock Exchange PLC and The Financial Times Limited. “Xinhua” is a service mark and trademark of Xinhua Finance Limited. All marks are licensed for use by FSTE/Xinhua Index Limited.

The FTSE/Xinhua China 25 Index uses the Industry Classification Benchmark (ICB). As of January 29, 2010, the 25 constituents of the FTSE/Xinhua China 25 Index has the following ICB Supersector breakdown, with the approximate percentage of the index weight of each Supersector indicated in parentheses: Banks (35.75%); Telecommunications (17.73%); Oil & Gas (11.83%); Basic Resources (11.55%); Insurance (11.08%); Industrial Goods & Services (4.60%); Construction & Materials (4.10%); Utilities (1.79%); and Travel & Leisure (1.57%).

Computation of the FTSE/Xinhua China 25 Index

The FTSE/Xinhua China 25 Index is calculated using the free float index calculation methodology of the FTSE Group. FXI is a joint venture of FTSE International Limited (“FTSE”) and Xinhua Financial Network Limited (“Xinhua”). The FTSE/Xinhua China 25 Index is adjusted to provide an accurate representation of available shares, as a percentage of market capitalization. The FTSE/Xinhua China 25 Index uses actual trade prices for securities with local stock exchange quotations and Reuters real-time spot currency rates for its calculations. Under this methodology, FXI excludes from free floating shares trade investments in a constituent by another constituent or non-constituent company, significant long-term holdings by founders, directors and/or their families, employee share schemes (if restricted), government holdings, foreign ownership limits, and portfolio investments subject to lock-in clauses (for the duration of the applicable clause). Free float restrictions are calculated using available published information. The initial weighting of an index stock is applied in bands, as follows:

RBC Capital Markets Corporation

Buffered Bullish Digital Notes Linked to a Basket of Exchange Traded Funds, Due September 30, 2011

Free float less than or equal to 15%........................................ Ineligible for inclusion in the FTSE/Xinhua China 25 Index, unless free float is also greater than 5% and the full market capitalization is greater than US$2.5 billion (or local currency equivalent), in which case actual free float is will be rounded up to the next highest whole percentage number.

Free float greater than 15% but less than or equal to 20%	20%

Free float greater than 20% but less than or equal to 30%	30%

Free float greater than 30% but less than or equal to 40%	40%

Free float greater than 40% but less than or equal to 50%	50%

Free float greater than 50% but less than or equal to 75%	75%

Free float greater than 75%	100%

These bands are narrow at the lower end, in order to ensure that there is sufficient sensitivity to maintain accurate representation, and broader at the higher end, in order to ensure that the weightings of larger companies do not fluctuate absent a significant corporate event.

Following the application of an initial free float restriction, an index stock’s free float will only be changed if its actual free float is more than five percentage points above the minimum or five percentage points below the maximum of an adjacent band. This five percentage point threshold does not apply if the initial free float is less than or equal to 15%. Foreign ownership limits, if any, are applied after calculating the actual free float restriction, but before applying the bands shown above. If the foreign ownership limit is more restrictive than the free float restriction, the precise foreign ownership limit is applied. If the foreign ownership limit is less restrictive or equal to the free float restriction, the free float restriction is applied, subject to the bands shown above.

The FTSE/Xinhua China 25 Index is periodically reviewed for changes in free float. These reviews coincide with the quarterly reviews of the FTSE/Xinhua China 25 Index. Implementation of any changes takes place after the close of the FTSE/Xinhua China 25 Index calculation on the third Friday in January, April, July, and October. A stock’s free float is also reviewed and adjusted if necessary following certain corporate events. If the corporate event includes a corporate action which affects the FTSE/Xinhua China 25 Index, any change in free float is implemented at the same time as the corporate action. If there is no corporate action, the change in free float is applied as soon as practicable after the corporate event.

Eligible Securities

The FTSE/Xinhua China 25 Index is governed by an independent advisory committee, the FTSE Xinhua Index Committee, which ensures that the FTSE/Xinhua China 25 Index is operated in accordance with its published rules, and that the rules remain relevant to the FTSE/Xinhua China 25 Index. The FTSE Xinhua Index Committee is responsible for undertaking the review of the FTSE/Xinhua China 25 Index and for approving changes of constituents.

Currently, only “H” shares and “Red Chip” shares are eligible for inclusion in the FTSE/Xinhua China 25 Index. All classes of equity in issue are eligible for inclusion in the FTSE/Xinhua China 25 Index, subject to certain restrictions described above; provided that, each constituent must also be a constituent of the FTSE All-World Index. Convertible preference shares and loan stocks are excluded until converted. Companies whose business is that of holding equity and other investments, such as investment trusts, venture capital trusts, open-ended investment companies and funds, unit trusts, exchange traded funds, currency funds and split capital trusts, are not eligible for inclusion. Individual constituent weights are capped at 10% in order to avoid over concentration of the FTSE/Xinhua China 25 Index in any one constituent.

Securities must be sufficiently liquid to be traded. The following criteria, among others, are used to ensure that illiquid securities are excluded:

RBC Capital Markets Corporation

Buffered Bullish Digital Notes Linked to a Basket of Exchange Traded Funds, Due September 30, 2011

Price. The FTSE Xinhua Index Committee must be satisfied that an accurate and reliable price exists for the purpose of determining the market value of a company. A security may be excluded from the FTSE/Xinhua China 25 Index if an “accurate and reliable” price is not available. In assessing liquidity, data will be obtained from a constituent's primary exchange. If the constituent fails the liquidity screen on this basis, data may (at the discretion of the FTSE Xinhua Index Committee) also be reviewed from other markets (including trading in ADRs and GDRs).

Liquidity. Securities in the FTSE/Xinhua China 25 Index will be reviewed annually for liquidity. Securities which do not turn over at least 2% of their shares in issue, after the application of any free float restrictions, per month for ten of the twelve months prior to the quarterly review by the FTSE Xinhua Index Committee will not be eligible for inclusion in the FTSE/Xinhua China 25 Index. An existing constituent failing to trade at least 2% of its shares in issue, after the application of any free float restrictions, per month for more than eight of the twelve months prior to the quarterly review will be removed after close of the FTSE/Xinhua China 25 Index calculation on the next trading day following the third Friday in January, April, July, and October. Any period when a share is suspended will be excluded from the calculation.

New Issues. New issues become eligible for inclusion in the FTSE/Xinhua China 25 Index at the next quarterly review of constituents, provided the company has a minimum trading record of at least 20 trading days prior to the date of that review and turnover of a minimum of 2% of their shares in issue, after the application of any free float restrictions, per month each month, except in certain circumstances.

FXI does not guarantee the accuracy or the completeness of the FTSE/Xinhua China 25 Index, or any data included in the FTSE/Xinhua China 25 Index. FXI assumes no liability for any errors, omissions, or disruption in the calculation and dissemination of the FTSE/Xinhua China 25 Index. FXI disclaims all responsibility for any errors or omissions in the calculation and dissemination of the FTSE/Xinhua China 25 Index, or the manner in which the FTSE/Xinhua China 25 Index is applied in determining the amount payable on the Notes at maturity.

RBC Capital Markets Corporation

Buffered Bullish Digital Notes Linked to a Basket of Exchange Traded Funds, Due September 30, 2011

Historical Information of the iShares® MSCI Brazil Index Fund

The graph below sets forth the information relating to the historical performance of the iShares® MSCI Brazil Index Fund. In addition, below the graph is a table setting forth the intra-day high, intra-day low and period-end closing levels of the iShares® MSCI Brazil Index Fund. The information provided in this table is for the four calendar quarters of 2007, 2008, and 2009, as well as for the period from January 1, 2010 through March 26, 2010.

We obtained the information regarding the historical performance of the iShares® MSCI Brazil Index Fund in the chart below from Bloomberg Financial Markets and Factset Research Systems Inc.

We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg Financial Markets and Factset Research Systems Inc. The historical performance of the iShares® MSCI Brazil Index Fund should not be taken as an indication of its future performance, and no assurance can be given as to the Final Level of the iShares® MSCI Brazil Index Fund.

Period- Start Date	Period- End Date	High Intra-Day Price per share of the iShares® MSCI Brazil Index Fund in ($)	Low Intra-Day Price per share of the iShares® MSCI Brazil Index Fund in ($)	Period-End Closing Price per share of the iShares® MSCI Brazil Index Fund in ($)

1/1/2007	3/30/2007	49.41	41.52	48.61
3/31/2007	6/29/2007	62.62	48.29	60.65
6/30/2007	9/28/2007	73.86	46.08	73.24
9/29/2007	12/31/2007	86.65	70.19	80.20

1/1/2008	3/31/2008	88.21	63.60	76.55
4/1/2008	6/30/2008	101.56	77.00	89.03
7/1/2008	9/30/2008	88.41	48.36	56.22
10/1/2008	12/31/2008	56.28	26.47	34.90

1/1/2009	3/31/2009	41.03	31.15	37.67
4/1/2009	6/30/2009	58.62	37.24	52.97
7/1/2009	9/30/2009	68.50	48.03	67.67
10/1/2009	12/31/2009	80.92	65.08	74.61

1/1/2010	3/26/2010	78.29	60.85	70.41

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

RBC Capital Markets Corporation

Buffered Bullish Digital Notes Linked to a Basket of Exchange Traded Funds, Due September 30, 2011

Historical Information of the iShares® FTSE/Xinhua China 25 Index Fund

The graph below sets forth the information relating to the historical performance of the iShares® FTSE/Xinhua China 25 Index Fund. In addition, below the graph is a table setting forth the intra-day high, intra-day low and period-end closing levels of the iShares® FTSE/Xinhua China 25 Index Fund. The information provided in this table is for the four calendar quarters of 2007, 2008, and 2009, as well as for the period from January 1, 2010 through March 26, 2010.

We obtained the information regarding the historical performance of the iShares® FTSE/Xinhua China 25 Index Fund in the chart below from Bloomberg Financial Markets and Factset Research Systems Inc.

We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg Financial Markets and Factset Research Systems Inc. The historical performance of the iShares® FTSE/Xinhua China 25 Index Fund should not be taken as an indication of its future performance, and no assurance can be given as to the Final Level of the iShares® FTSE/Xinhua China 25 Index Fund.

Period- Start Date	Period- End Date	High Intra-Day Price per share of the iShares® FTSE/Xinhua China 25 Index Fund in ($)	Low Intra-Day Price per share of the iShares® FTSE/Xinhua China 25 Index Fund in ($)	Period-End Closing Price per share of the iShares® FTSE/Xinhua China 25 Index Fund in ($)

1/1/2007	3/30/2007	39.35	30.09	34.15
3/31/2007	6/29/2007	43.45	34.47	42.91
6/30/2007	9/28/2007	61.17	37.07	60.16
9/29/2007	12/31/2007	73.18	53.75	56.82

1/1/2008	3/31/2008	60.02	39.95	45.05
4/1/2008	6/30/2008	54.99	43.00	43.83
7/1/2008	9/30/2008	47.74	30.45	34.47
10/1/2008	12/31/2008	34.58	19.35	29.18

1/1/2009	3/31/2009	32.19	22.70	28.52
4/1/2009	6/30/2009	40.76	28.27	38.37
7/1/2009	9/30/2009	44.16	35.73	40.94
10/1/2009	12/31/2009	46.66	39.09	42.27

1/1/2010	3/26/2010	44.57	36.65	40.83

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

RBC Capital Markets Corporation

Buffered Bullish Digital Notes Linked to a Basket of Exchange Traded Funds, Due September 30, 2011

SUPPLEMENTAL PLAN OF DISTRIBUTION

We expect that delivery of the Notes will be made against payment for the Notes on or about March 31, 2010, which is the third (3rd) business day following the Pricing Date (this settlement cycle being referred to as “T+3”).  See “Plan of Distribution” in the prospectus supplement dated January 11, 2010.

The Notes are not offered or sold and will not be offered or sold in Hong Kong, other than (i) to persons whose ordinary business is to buy or sell shares or debentures (whether as principal or agent); or (ii) to "professional investors" as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (iii) in other circumstances which do not result in the document being a "prospectus" as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance.

No advertisement, invitation or document relating to the Notes, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) will be issued other than with respect to Notes which are or are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

RBC Capital Markets Corporation